Exhibit 10.2

August 18, 2011

Jonathon Singer

1279 Lincoln Ave South

Highland Park, IL 60035

Dear Jonathon:

We are pleased to offer you a position with Sagent Pharmaceuticals, Inc., as Chief Financial Officer, reporting to our Chief Executive Officer. If you decide to join us, you will receive an annual salary of $310,000, which will be paid bi-weekly in accordance with Sagent’s normal payroll procedures. You will be eligible for a 40% potential bonus and performance review at the end of each calendar year. This bonus will be subject to approval by the Board of Directors and will be determined based on Company financial results, and the Company and you achieving quantitative performance goals. Any bonus may be paid in the first quarter of the following year and will be pro-rated for the first year of employment. Sagent will guarantee your 2011 bonus in the amount of $62,000, which represents a pro-rated bonus based on 6 months of employment. Sagent will also pay you a sign-on bonus in the amount of $15,000 to be paid after 6 months of employment. You will also be eligible to participate in Sagent’s health insurance plan, dental plan, vision plan, life insurance, and 401K plan on the 1st of the month following your start date. You will be entitled to paid time off (PTO) in accordance with Company policy, which combines vacation, sick and personal days plus the Company’s annual holidays. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join Sagent, it will be recommended at the first meeting of Sagent’s Board of Directors following your start date that the Company grant you an option to purchase 55,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors. 25% of the shares subject to the option shall vest 12 months after your hire date subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest at 25% on each subsequent anniversary. This option grant shall be subject to the terms and conditions of Sagent’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Sagent is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Sagent is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Sagent is free to conclude your employment relationship with the Company at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give Sagent at least two weeks notice.

We also ask that, if you have not already done so, you disclose any and all agreements relating to your prior employment that may affect your eligibility to be employed by Sagent or limit the manner in which you may be employed. It is Sagent’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Sagent, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Sagent is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Sagent. Similarly, you agree not to bring any third party confidential information to Sagent, including that of any former employer, and not to utilize any such information in performing your duties for Sagent.

As a Sagent employee, you will be expected to abide by Sagent’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand Sagent’s Code of Conduct and Employee Handbook.

As a condition of your employment, you are also required to sign and comply with the enclosed Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Sagent, and non-disclosure of Sagent proprietary information. Your offer is also contingent on passing a drug screen and having a clear background check.

Sagent has an office at 1901 N. Roselle Road, Suite 700 in Schaumburg, IL 60195 and it is expected that this would be your primary place of employment.

To accept this offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or about September 12, 2011, or at such other date as we mutually agree. This letter and the Confidentiality Agreement set forth the terms of your employment with Sagent and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by Sagent and you. This offer of employment will terminate if it is not accepted, signed and returned by August 24, 2011.

We look forward to your favorable reply and to working with you at Sagent Pharmaceuticals, Inc.

Sincerely,

/s/ John Matthei

John Matthei
Vice President, Human Resources

Agreed to and accepted:

Signature:       /s/ Jonathon Singer

Printed Name: Jonathon Singer

Date:                    September 8, 2011

Enclosures:

Duplicate Original Letter

Confidential Information, Invention Assignment and Arbitration Agreement

Benefit and Human Resources information